 Exhibit 99.1

Deltic Announces Preliminary Fourth Quarter and Full-Year 2016 Results

Separately Announced Appointment of John D. Enlow as President and Chief Executive Officer

Appoints Byrom L. Walker as Interim Chief Financial Officer

Company to Hold its Conference Call at 7:30 AM CT Today

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL), a vertically integrated natural resources company, today announced financial results for the fourth quarter and full year of 2016.

Fourth Quarter 2016 Financial Highlights

•	Net sales totaled $58.5 million, up 17.8 percent from $49.7 million for the prior-year fourth quarter.

•	Net income was $3.1 million, or $.26 per diluted share, versus a net loss of $.1 million, or $(.01) per diluted share, for the same period of 2015.

•	Net cash provided by operating activities was $15.3 million, compared to $6.1 million in the fourth quarter of 2015.

Full-Year 2016 Financial Highlights

•	Net sales totaled $219.4 million, up 13.2 percent from $193.9 million for 2015.

•	Net income was $9.2 million, an increase of $6.5 million, or 42 percent, when compared to $2.7 million net income for full-year 2015.

•	Net income per diluted share was $.76, an increase of $.55 per share, when compared to net income per diluted share for full-year 2015.

•	Net cash provided by operating activities was $43.6 million, an increase of $13.9 million from a year ago.

The improved financial results for the fourth quarter of 2016 were primarily due to increased operating income in the Company’s Manufacturing and Real Estate segments resulting from: 1) a higher average sales price for both lumber and medium density fiberboard (“MDF”), 2) increased sales volume of MDF, 3) improved operating performance at the Company’s MDF plant, 4) the sale of two commercial real estate sites totaling 23.15 acres, and 5) the sale of 77 residential lots during the fourth quarter of 2016. These improvements were partially offset by increased Corporate segment general and administrative expense primarily related to the retirement of the Company’s former President and CEO during the quarter.

“With Deltic’s well positioned asset base and exceptional team, we achieved another quarter of solid operating and financial performance,” commented Mark Leland, Deltic’s Interim President and Chief Executive Officer. “In addition, we are very pleased to have separately announced today that John Enlow has been appointed President and Chief Executive Officer of Deltic, effective March 8. John has more than 25 years of experience in the natural resources industry and we are confident he brings valuable expertise and leadership skills to Deltic.”

Mr. Leland continued, “We achieved outstanding results in our Real Estate Segment in the fourth quarter, which included closing on the sale of two separate commercial real estate sites in the Company’s Chenal Valley development and the sale of 77 residential lots. We are pleased to see demand for our mid-market lots remaining strong and we are currently developing additional lots for sale as soon as late spring. In addition, we further capitalized on the improved markets for lumber and MDF. We achieved a 17 percent increase in average sales price for lumber sold compared to the fourth quarter a year ago. The slightly higher average sales price received for MDF sold during the fourth quarter of 2016 was on top of a seven percent year-over-year increase in MDF sales volume achieved in the fourth quarter of 2015. Del-Tin Fiber has improved its operating performance, and we expect to see even further improvement following the arrival and installation of the plant’s new press chains, which we expect to occur in the third quarter of this year. The new small-log line at our Ola Mill is complete and operating and we are working to process various mixes of pine sawtimber and smallwood to identify the most efficient blend of these raw materials for the mill.

“In the Woodlands segment, we not only achieved our planned annual harvest volume of pine sawtimber, we also took advantage of favorable logging conditions to harvest a small amount in excess of our annual harvest plan from our south Arkansas timberland. While markets for pine pulpwood remained soft, we were able to harvest and sell an increased volume of this fiber, helping to maintain the health of our forest.

“Finally, as part of our commitment to return value to our shareholders, we repurchased 32,309 common shares for $1.9 million during the fourth quarter, bringing our total repurchases for the full year to 309,739 common shares for $17 million.”

Woodlands Segment

The Woodlands segment reported operating income of $4.2 million for the fourth quarter of both 2016 and 2015. The pine sawtimber harvest for the fourth quarter of 2016 was 179,158 tons, a 16 percent increase when compared to the 155,027 tons harvested in the prior-year period, while the average pine sawtimber sales price was $27 per ton in the fourth quarter of both 2016 and 2015. The Company also harvested 115,962 tons of pine pulpwood, a 29 percent increase when compared to 90,128 tons harvested in fourth quarter 2015. The average per-ton sales price for the pine pulpwood harvested in the fourth quarter of 2016 was $8 per ton, compared to $9 per ton a year ago. The increase in the harvest volume for pine sawtimber and pulpwood was mainly due to timing of the annual harvest, the mix of timber on the tracts harvested, and the benefit of favorable logging conditions in the Company’s operating region; combined with the impact of a planned increase in pine plantation thinning activity. Oil and gas revenues, consisting of lease rentals and net royalties, were $.4 million for the fourth quarter of 2016 versus $.6 million in fourth quarter 2015. The decrease was due to a lower average sales price for natural gas; a lower volume of natural gas produced from the wells in which the Company has a royalty interest; and a decrease in oil and gas lease rental income, as the amortization period for previously received lease rental payments expired with the acreage becoming held by production. There were no sales of timberland during the 2016 fourth quarter, compared to 703 acres of non-strategic timberland sold in the prior-year quarter, at an average sales price of $1,500 per acre.

Manufacturing Segment

The Company’s Manufacturing segment reported operating income of $3.2 million for the fourth quarter of 2016, compared to an operating loss of $.6 million for the same period a year ago. The increase was due primarily to a higher average sales price for both lumber and MDF, combined with an increased sales volume of MDF. In addition, the Company’s MDF plant achieved an increase in production uptime and reductions in its cost for raw materials and operating expenses, which led to increased production volume and lower per-unit manufacturing costs. During the quarter, the Company sold 63.5 million board feet of lumber, compared to 67.5 million board feet of lumber sold in the same quarter of 2015. The average lumber sales price for the fourth quarter of 2016 of $360 per thousand board feet was 17 percent higher when compared to $307 per thousand board feet a year ago. MDF sales volume was 23.8 million square feet, a seven percent increase from the 22.4 million square feet sold during the fourth quarter of 2015. The average sales price for MDF sold during the fourth quarter of 2016 was $550 per thousand square feet, compared to $547 per thousand square feet in the prior-year quarter.

Real Estate Segment

The Company’s Real Estate segment reported operating income of $6.4 million in the fourth quarter of 2016, compared to $1.7 million for the same period of 2015. Residential sales totaled 77 lots, compared to 52 residential lots sold in fourth quarter 2015. The average per-lot sales price in the fourth quarter of 2016 was $82,600, compared to $101,700 per lot for fourth quarter 2015. The decrease in the average sales price per lot was due to the mix of lots sold during the respective periods. During the fourth quarter of 2016, the Company also sold two commercial real estate sites, totaling 23.15 acres, for a total of $5.4 million, or an average per-acre sales price of $232,500; compared to no commercial real estate acreage sales in the prior-year fourth quarter.

Corporate Segment General and Administrative Expense, Interest Expense, and Income Tax Expense

Corporate segment general and administrative expense was $8.1 million, compared to $3.9 million for the same period of 2015. The $4.2 million increase was mainly due to costs related to the retirement of the Company’s former President and CEO. Interest expense was $2.3 million for the fourth quarter of both 2016 and 2015. Income tax expense in fourth quarter of 2016 was $.3 million, compared to a $.5 million income tax benefit in the prior-year’s fourth quarter. The increase was the result of higher pretax income, partially offset by increases in permanent tax benefits.

Full-Year 2016 Results

For full-year 2016, the pine sawtimber harvest level was 777,182 tons, compared to 755,417 tons harvested in 2015; while the average pine sawtimber sales price in 2016 increased to $28 per ton, from

$27 per ton in 2015. The pine pulpwood harvest volume was 508,482 tons in 2016, compared to 394,165 tons in 2015, with a $1 per ton decrease in the average sales price, to $8 per ton. The total increase in the harvest volume for pine sawtimber and pulpwood was mainly due to the mix of timber on the tracts harvested and a planned increase in pine plantation thinning activity. In addition to these factors, the Company slightly increased its harvest of pine sawtimber beyond the Company’s annual harvest plan due to favorable logging conditions in the Company’s operating region during the month of December. Oil and gas lease rental and net royalty income totaled $1.6 million in 2016, compared to $3.4 million in 2015, the decrease is due to lower average sales prices and volumes, combined with lower lease rental income as the acreage is held by production. Sales of non-strategic timberland for the year of 2016 totaled 9 acres, with an average sales price of $4,400 per acre, while the Company sold 763 acres in 2015 at a per-acre sales price of $1,500.

Lumber sales volume increased 12.8 million board feet, from 261.8 million board feet in 2015 to 274.6 million board feet in 2016, due to the combined benefit of recent capital projects at the Company sawmills and additional production volume, as Deltic adjusted sawmill operating hours to meet the market demand for lumber. The average lumber sales price was $361 per thousand board feet in 2016, an increase of nine percent when compared to $332 per thousand board feet in 2015. The MDF sales volume increased 8.7 million square feet, or nine percent, from 94.8 million square feet in 2015 to 103.6 million square feet in 2016. MDF production was negatively impacted in 2015 by a fire in the press area of the Company’s MDF plant. The average sales price for MDF in 2016 was $555 per thousand square feet, compared to $561 per thousand square feet in 2015.

Residential sales for full-year 2016 totaled 130 lots at an average sales price of $81,500 per lot, compared to 100 lots at $83,500 per lot for the prior year. The Company also sold three commercial real estate sites in 2016, totaling 33.95 acres, at an average per-acre sales price of $207,000. There were no commercial acreage sales during 2015.

For full-year 2016, Corporate segment general and administrative expense was $22.9 million, which compares to $17.3 million for the year of 2015. The increase was mainly due to costs related to the retirement of the Company’s former President and CEO. The Company’s interest expense was $9.4 million during 2016 compared to interest expense of $7.5 million for 2015. The increase was mainly due to a higher debt level resulting from borrowings during the fourth quarter of 2015 and the first quarter of 2016 to fund both a portion of capital expenditures and share repurchases, combined with the impact of a higher weighted-average interest rate on the debt outstanding. For the year 2016, income tax expense was $3.3 million, compared to prior-year income tax expense of $1.1 million. The increase was the result of higher pretax income, partially offset by increases in permanent tax benefits.

Capital Expenditures

Capital expenditures were $11 million in fourth quarter 2016 and $44.8 million for the year of 2016. Capital expenditures for the corresponding periods of 2015 were $12.7 million and $37.8 million, respectively. Timberland acquisition expenditures were $.6 million in the fourth quarter of 2016 and $1.8 million for the year of 2016. For the corresponding periods of 2015, timberland acquisition expenditures were $.3 million and $.9 million, respectively.

Outlook

Regarding the outlook for the first quarter and full year of 2017, the Company currently anticipates the pine sawtimber harvest to be 200,000 to 225,000 tons and 750,000 to 775,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales volume is estimated to be 65 to 75 million board feet for the first quarter of 2017 and 240 to 290 million board feet for full-year 2017. MDF sales volume for the first quarter and year of 2017 is forecast to be 25 to 35 million square feet and 100 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 5 to 10 lots and 120 to 140 lots for the first quarter and full year of 2017, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.

Byrom L. Walker Appointed as Interim Chief Financial Officer

Deltic also today announced that Byrom L. Walker has been appointed Interim Chief Financial Officer, effective immediately. Mr. Walker’s appointment follows the decision by the Board of Directors to terminate Kenneth D. Mann as Chief Financial Officer. The Company has initiated a search process to identify a permanent Chief Financial Officer.

Mr. Walker has served as the Controller of Deltic since May, 2007. He has been with the Company for 11 years, having joined Deltic in 2006 as Manager of Financial Reporting. Prior to joining Deltic, Mr. Walker served as the Corporate Controller for Teris, LLC, a division of Suez S.A. Mr. Walker received his BA degree, with a major in accounting from Baylor University.

The termination of Mr. Mann was completed after the Board became aware that he misappropriated certain Company assets for personal use. This action is not related to the Company’s operating or financial performance and is not expected to have a material impact on Deltic’s previously issued financial statements. Deltic currently intends to file its Annual Report on Form 10-K for the year ended December 31, 2016 by the due date of March 16, 2017.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Conference Call Details

As previously announced, Deltic has revised the scheduled start time of its conference call to review its fourth quarter 2016 results to today at 7:30 a.m. Central Time. Interested parties may participate in the call by dialing 1-800-708-4540 and referencing participant passcode identification number 44184389.

The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Friday, March 3, 2017, by dialing 1-888-843-7419 and referencing replay passcode identification number 44184389.

Summary financial data and operating statistics for the fourth quarter of 2016 and twelve months ended December 31, 2016 with comparisons to 2015 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:        Deltic Investor Relations

(870) 881-6432

ir@deltic.com

Deltic Timber Corporation
SEGMENT INFORMATION
(Preliminary and Unaudited)
(Millions of dollars)

	Three Months Ended		Three Months Ended
	December 31, 2016		December 31, 2015
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$9.3	4.2	9.0	4.2
Manufacturing	40.7	3.2	38.0	(0.6)
Real Estate	13.6	6.4	7.1	1.7
Corporate	-	(8.1)	-	(3.9)
Eliminations	(5.1)	(0.1)	(4.4)	0.1
Total net sales/operating income	$58.5	5.6	49.7	1.5

	Twelve Months Ended		Twelve Months Ended
	December 31, 2016		December 31, 2015
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$38.3	18.0	38.8	20.1
Manufacturing	178.3	19.2	160.7	8.4
Real Estate	24.8	7.4	15.3	0.4
Corporate	-	(22.9)	-	(17.3)
Eliminations	(22.0)	(0.1)	(20.9)	(0.6)
Total net sales/operating income	$219.4	21.6	193.9	11.0

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF INCOME
(Preliminary and Unaudited)
(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$58,493	49,641	219,363	193,851

Costs and expenses
Cost of sales	38,431	38,591	150,326	144,489
Depreciation, amortization, and
cost of fee timber harvested	6,004	5,301	23,406	21,096
General and administrative expenses	8,425	4,214	23,991	18,468
Total costs and expenses	52,860	48,106	197,723	184,053

Other income - business interruption claim	-	-	-	516
Gain on involuntary conversion of assets	-	-	-	704

Operating income	5,633	1,535	21,640	11,018

Interest income	4	1	14	4
Interest and other debt expense, net
of capitalized interest	(2,259)	(2,325)	(9,392)	(7,526)
Other income/(expense)	38	149	258	258

Income before income taxes	3,416	(640)	12,520	3,754

Income tax expense	(273)	512	(3,275)	(1,100)

Net income	$3,143	(128)	9,245	2,654

Earnings per common share
Basic	$0.26	(0.01)	0.76	0.21
Assuming dilution	$0.26	(0.01)	0.76	0.21

Dividends per common share declared	$-	-	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.40	0.40

Weighted average common shares
outstanding (thousands)
Basic	12,023	12,268	12,009	12,407
Assuming dilution	12,110	12,322	12,074	12,467

Deltic Timber Corporation
CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$5,773	5,429
Trade accounts receivable, net of allowance	8,667	6,995
Inventories	12,228	11,917
Prepaid expenses and other current assets	3,334	6,392
Total current assets	30,002	30,733

Investment in real estate held for development and sale	59,111	58,418
Timber and timberlands - net	360,183	361,856
Property, plant, and equipment - net	102,890	85,495
Deferred charges and other assets	2,507	2,665

Total assets	$554,693	539,167

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$-	39,917
Trade accounts payable	8,583	8,837
Accrued taxes other than income taxes	2,052	2,118
Deferred revenues and other accrued liabilities	9,187	7,607
Total current liabilities	19,822	58,479

Long-term debt	240,839	183,836
Deferred tax liabilities - net	1,744	525
Other noncurrent liabilities	41,095	42,359
Commitments and contingencies	-	-
Stockholders' equity
Cumulative preferred stock	-	-
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	89,090	87,822
Retained earnings	206,344	201,959
Treasury stock	(34,816)	(24,347)
Accumulated other comprehensive loss	(9,553)	(11,594)
Total stockholders' equity	251,193	253,968

Total liabilities and stockholders' equity	$554,693	539,167

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Preliminary and Unaudited)
(Thousands of dollars)

	Twelve Months Ended
	December 31,
	2016	2015
Operating activities
Net income	$9,245	2,654
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	23,406	21,096
Stock-based compensation expense	4,221	3,324
Deferred income taxes	(276)	(918)
Real estate development capital expenditures	(8,368)	(7,424)
Real estate costs recovered upon sale	7,335	4,646
Timberland costs recovered upon sale	6	486
Net increase in liabilities for pension and other postretirement benefits	2,222	3,794
Decrease in operating working capital other
than cash and cash equivalents	5,627	2,907
Other - changes in assets and liabilities	175	(904)
Net cash provided by operating activities	43,593	29,661

Investing activities
Capital expenditures requiring cash, excluding real estate development	(38,723)	(28,385)
Timberland acquisition expenditures requiring cash	(1,757)	(824)
Net change in purchased stumpage inventory	(1,246)	(817)
Net change in funds held by trustee	1	(1)
Proceeds from involuntary conversion	5	1,590
Other - net	410	555
Net cash required by investing activities	(41,310)	(27,882)

Financing activities
Proceeds from borrowings	75,000	129,000
Repayments of notes payable and long-term debt	(58,000)	(108,000)
Treasury stock purchases	(18,286)	(15,266)
Common stock dividends paid	(4,859)	(5,022)
Proceeds from stock option exercises	5,778	1,198
Excess tax benefits/(provisions) from stock-based compensation expense	(500)	36
Other - net	(1,072)	(1,057)
Net cash (required)/provided by financing activities	(1,939)	889

Net decrease in cash and cash equivalents	344	2,668
Cash and cash equivalents at January 1	5,429	2,761

Cash and cash equivalents at December 31	$5,773	5,429

Deltic Timber Corporation
OTHER DATA
(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2016	2015	2016	2015
Capital expenditures
Woodlands	$967	580	3,828	3,667
Manufacturing	5,777	7,909	32,340	24,363
Real Estate (includes development
expenditures)	4,211	2,711	8,479	8,071
Corporate	83	1,548	148	1,704
Total capital expenditures	$11,038	12,748	44,795	37,805

Timberland acquisition expenditures	$550	244	1,757	863

Woodlands
Pine sawtimber harvested from
fee lands - tons	179,158	155,027	777,182	755,417
Pine sawtimber price - per ton	$27	27	28	27

Pine pulpwood harvested from
fee lands - tons	115,962	90,128	508,482	394,165
Pine pulpwood price - per ton	$8	9	8	9

Timberland sales - acres	-	703	9	763
Timberland sales price - per acre	$-	1,500	4,400	1,500

Manufacturing
Finished lumber sales -
thousands of board feet	63,500	67,463	274,606	261,813
Finished lumber price -
per thousand board feet	$360	307	361	332
Finished MDF sales - (3/4 inch basis)
thousands of square feet	23,846	22,378	103,552	94,819
Finished MDF price - (3/4 inch basis)
per thousand square feet	$550	547	555	561

Real Estate
Residential
Lots sold	77	52	130	100
Average sales price - per lot	$82,600	101,700	81,500	83,500

Commercial
Acres sold	23.15	-	33.95	-
Average sales price - per acre	$232,500	-	207,000	-